EXHIBIT 99.3

August 1, 2003

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin or Christina Cavarretta
(713) 507-6466

DYNEGY ANNOUNCES PRICING ON $1.45 BILLION IN SECURED NOTES

HOUSTON (Aug. 1, 2003)—Dynegy Inc. (NYSE: DYN) today announced that it has priced $1.45 billion of second priority senior secured notes.

The senior secured offering includes $225 million of second priority senior secured floating rate notes due 2008, $525 million of 9.875% second priority senior secured notes due 2010 with a yield to maturity of 10.0% and $700 million of 10.125% second priority senior secured notes due 2013 with a yield to maturity of 10.25%, all to be issued by Dynegy Holdings Inc. The floating rate notes were priced at LIBOR plus 650 basis points and, along with the other series of second priority senior secured notes, will be secured on a second priority basis by substantially the same collateral that secures the obligations under Dynegy Holdings’ recently structured credit facilities, which consist of a substantial portion of the available assets and stock of Dynegy’s direct and indirect subsidiaries, excluding its regulated energy delivery business, Illinois Power.

In addition, the second priority senior secured notes will be guaranteed by the guarantors under Dynegy Holdings’ existing bank credit facility. The second priority senior secured notes offering is conditioned on, among other things, the effectiveness of the previously announced credit facility amendment. This offering and the convertible subordinated debenture offering, announced earlier in the day on Aug. 1, are expected to close on or about Aug. 11.

In connection with its refinancing and restructuring plan, Dynegy recently announced the execution of a Series B Exchange Agreement with Chevron U.S.A. Inc., a subsidiary of ChevronTexaco Corporation. The Series B exchange remains subject to various conditions, including the consummation of the private placement offerings and receipt of applicable regulatory and other approvals. Dynegy intends to use all of the proceeds from the private placement offerings, together with existing cash on hand, to make the initial $225 million cash payment to ChevronTexaco pursuant to the Series B exchange as well as to repay outstanding indebtedness, including notes purchased in the previously announced tender offer and consent solicitation, certain indebtedness outstanding under the credit facilities, amounts outstanding under the secured financing tied to its Midwest generation assets, and certain transaction fees and related expenses.

The second priority senior secured notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the second priority senior secured notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This news release is neither an offer to sell nor a solicitation of any offer to buy the second priority senior secured notes.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling more than 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the restructuring and refinancing transactions described above. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the private placement offerings and restructuring transactions described above will be consummated. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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